Exhibit 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L  G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS POSITIVE AUGUST COMPARABLE STORE SALES GROWTH

LEBANON, Tenn. – September 5, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”)
(Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the four-week period ending Friday, August 31, 2007, the first reporting period of the Company’s 2008 fiscal year.   The sales are compared with comparable weeks, not the prior-year fiscal period, as a result of the 53rd week in the fiscal year ended on August 3, 2007:

•
Comparable store restaurant sales increased 3.1% from the comparable four-week period last year, with approximately 2.0% higher average check primarily due to an average menu price increase of about 2.7%.   Menu prices were increased approximately 2% in mid-August.

•	Comparable store retail sales were up 0.1% from the comparable four-week period in fiscal 2007.

Commenting on the August results, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are encouraged by positive sales in both restaurants and retail for our first fiscal period.  We believe that the strong restaurant sales and traffic in August included some benefit of vacation travel and extended summer dining-out behavior due to later school-year opening dates in some parts of the country.  In retail, fall seasonal women’s apparel sales were slower than expected during the late summer heat wave, and we have later holiday product introduction as planned and lower availability of clearance product than we had last year.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 562 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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